EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Reports Fourth Quarter and Year-End 2006 Financial Results

ATLANTA, GA - February 22, 2007 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the fourth quarter and year ended December 31, 2006.

AtheroGenics reported total revenue of $11.0 million for the fourth quarter of 2006 and $31.7 million for the year ended December 31, 2006. There were no revenues in 2005. Total revenue in 2006 included license fee revenue of $6.3 million in the fourth quarter and $22.9 million for the full year period. The revenue in both periods is related to the Company's collaboration agreement with AstraZeneca and reflects the amortization of the $50 million up-front license fee received in February 2006. In addition, $4.7 million in revenue was recorded in the fourth quarter and $8.8 million for the full year ending December 31, 2006, for research and development services performed for AstraZeneca related to FOCUS (Follow up Of Clinical Outcomes: The Long-term AGI-1067 plus Usual Care Study), a follow-up Phase III clinical trial that commenced in 2006 for patients who have completed ARISE.

Research and development expenses increased to $28.3 million for the quarter ended December 31, 2006, from $15.3 million for the comparable period in 2005. For the full year ended December 31, 2006, research and development expenses increased to $82.9 million, compared to $71.3 million for the same period in 2005. The increases in both periods primarily resulted from higher expenditures associated with the Company’s AGI-1067 ARISE Phase III clinical trial and expenses related to the FOCUS clinical trial. Also impacting the comparisons in both periods were non-cash stock-based compensation expenses of $1.3 million and $4.9 million for the quarter and full year ended December 31, 2006, respectively, resulting from AtheroGenics' adoption at the beginning of 2006 of Statement of Financial Accounting Standards No. 123(R), which requires the expensing of employee stock options.

Marketing, general and administrative expenses increased to $3.4 million for the fourth quarter of 2006, compared to $2.9 million for the same period in 2005. For the full year ended December 31, 2006, marketing, general and administrative expenses increased to $13.4 million, compared to $9.1 million for the same period in 2005. The increase during both periods was primarily due to stock-based compensation expenses in 2006 of $1.2 million and $4.4 million for the quarter and full year periods, respectively.

Interest and other income increased to $2.2 million in the quarter ended December 31, 2006, compared to $1.8 million recorded for the quarter ended December 31, 2005. For the full year ended December 31, 2006, interest and other income increased to $9.2 million, compared to $6.7 million recorded in 2005. The increase in both the quarterly and full year periods was a result of higher interest rates on the Company’s investments.

AtheroGenics recorded interest expense of $2.1 million during the quarter ended December 31, 2006, compared to $2.3 million in the same quarter last year. Interest expense for the full year 2006 was $8.4 million, as compared to $8.9 million for the same period in 2005. The decrease in interest expense during the fourth quarter and year ending December 31, 2006, as compared to the same periods in 2005, was primarily due to the effect of a lower debt balance as a result of the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

For the full year ended December 31, 2006, the Company recorded $3.5 million in other expense attributable to non-cash costs related to the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

In summary, AtheroGenics reported a net loss of $20.7 million, or $0.52 per share, for the fourth quarter of 2006, as compared to $18.7 million, or $0.49 per share, reported for the same period in 2005. Net loss reported for the full year ended 2006 was $67.3 million, or $1.71 per share, as compared to a net loss of $82.6 million or $2.19 per share for the full year ended 2005.

At December 31, 2006, cash, cash equivalents and short-term investments totaled $152 million.

AtheroGenics expects to provide financial guidance for the 2007 fiscal year following the release of results from the ARISE Phase III clinical trial.

“2006 was a year in which we set the stage for future growth. We began the close-out of our pivotal Phase III ARISE clinical study, and commenced laying the foundation for our commercial infrastructure,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.  “Looking forward, we have a busy and exciting year ahead of us. We expect to report top-line results from the ARISE study early this year, and we continue to make progress in our plan to build out the Company’s clinical pipeline of products targeting diseases of chronic inflammation.”

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III ARISE clinical trial as an oral therapy for the treatment of atherosclerosis, in collaboration with AstraZeneca. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the third quarter of 2006. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	AtheroGenics, Inc.	Investor Relations
Mark P. Colonnese	Donna L. Glasky	Lilian Stern
Chief Financial Officer	Corporate Communications	Stern Investor Relations, Inc.
678-336-2511	678-336-2517	212-362-1200
investor@atherogenics.com	investor@atherogenics.com	lilian@sternir.com

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues:
License fees	$6,250,000	$—	$22,916,667	$—
Research and development	4,715,495	—	8,758,178	—
Total revenues	10,965,495	—	31,674,845	—

Operating expenses:
Research and development	28,340,567	15,283,819	82,855,340	71,278,945
Marketing, general and administrative	3,382,868	2,915,666	13,373,112	9,050,290
Total operating expenses	31,723,435	18,199,485	96,228,452	80,329,235

Operating loss	(20,757,940)	(18,199,485)	(64,553,607)	(80,329,235)
Interest and other income	2,177,699	1,810,945	9,175,817	6,691,965
Interest expense	(2,087,781)	(2,271,499)	(8,423,346)	(8,917,057)
Other expense	—	—	(3,521,236)	—
Net loss	$(20,668,022)	$(18,660,039)	$(67,322,372)	$(82,554,327)

Net loss per share -
basic and diluted	$(0.52)	$(0.49)	$(1.71)	$(2.19)

Weighted average shares
outstanding - basic and diluted	39,452,927	37,989,305	39,383,376	37,774,203

Balance Sheet Data
(Unaudited)

	December 31,
	2006	2005

Cash, cash equivalents and short-term investments	$151,810,939	$182,504,523
Working capital	118,786,367	173,164,668
Total assets	178,339,664	197,497,527
Long-term obligations, less current portion	286,000,000	300,053,796
Accumulated deficit	(361,997,246)	(294,674,874)
Total shareholders’ deficit	(153,987,649)	(115,436,216)